MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Cyclon Capital Corporation of our report dated September 10, 2008 on our audit of the financial statements of Cyclon Capital Corporation. as of April 30, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and cumulative from inception on August 26, 2005 through April 30, 2008.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 10, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501